Exhibit 5.1

November 10, 2022

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

RE:	AmerisourceBergen Corporation Registration Statement on Form S-3 Filed on November 23, 2021 (Registration No. 333-261306)

Ladies and Gentlemen:

We have acted as counsel to AmerisourceBergen Corporation, a Delaware corporation (the “Company”), in connection with (i) the public offering and sale of 10,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), by Walgreens Boots Alliance Holdings LLC, a Delaware limited liability company and stockholder of the Company (the “Selling Stockholder”), which Shares are covered by the Registration Statement (as defined below), pursuant to an Underwriting Agreement, dated as of November 7, 2022 (the “Underwriting Agreement”), by and among the Company, Morgan Stanley & Co. LLC (the “Underwriter”) and the Selling Stockholder, (ii) the filing by the Company of the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) on November 23, 2021 under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), (iii) the filing by the Company of the preliminary prospectus supplement relating to the offer and sale by the Selling Stockholder of the Shares dated November 7, 2022, including the accompanying base prospectus dated November 23, 2021, which was filed by the Company with the SEC on November 7, 2022 pursuant to Rule 424(b)(7) promulgated under the Act (the “Preliminary Prospectus Supplement”), and (iv) the filing by the Company of the final prospectus supplement relating to the offer and sale by the Selling Stockholder of the Shares dated November 7, 2022, including the accompanying base prospectus dated November 23, 2021, which was filed by the Company with the SEC on November 8, 2022 pursuant to Rule 424(b)(7) promulgated under the Act (the “Prospectus Supplement”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise to our satisfaction, of the Registration Statement, the Preliminary Prospectus Supplement, and the Prospectus Supplement, the Underwriter Agreement, the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated Bylaws, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP